Exhibit 99.1

Technical Communications Corporation Reports Results for the Fiscal Year and Three Months Ended September 27, 2014

CONCORD, Mass.--(BUSINESS WIRE)--December 15, 2014--Technical Communications Corporation (NasdaqCM: TCCO) today announced its results for the fiscal year and three months ended September 27, 2014. For the quarter ended September 27, 2014, the Company reported a net loss of $(299,000), or $(0.16) per share, on revenue of $1,559,000, as compared to a net income of $446,000, or $0.24 per share, on revenue of $3,138,000 for the quarter ended September 28, 2013. For the year ended September 27, 2014, the Company reported a net loss of $(2,565,000), or $(1.39) per share, on revenue of $6,139,000, as compared to a net loss of $(714,000), or $(0.39) per share, on revenue of $6,250,000 for the year ended September 28, 2013.

Commenting on corporate performance, Carl H. Guild, Jr., President and Chief Executive Officer of TCC, said, “Delays in the receipt of certain foreign and domestic contracts, coupled with customer and production delivery requirements, resulted in lower than expected revenue for fiscal 2014. I am pleased to report that TCC received the expected major foreign contract of $3.3 million from the Government of Egypt in the first quarter of fiscal 2015.”

Contract award delays were a result of regional political unrest, which diverted foreign government attention to domestic issues, as well as other factors associated with government procurements that often subject the Company to unpredictable and erratic delays in the processing of procurements and delivery of products.

Mr. Guild continued, “Our high-end custom cryptographic services and solutions continue to be an important market niche for the Company, and we believe, a competitive differentiator. In fiscal 2014, custom TCC equipment and services continued to provide recurring revenue opportunities with our established government systems product line, as well as new market opportunities for network encryption. Moving forward, TCC plans to increase our systems design and integration capabilities, and services offering portfolio.”

Fiscal Year 2014 Highlights

  Delivered on contracts received in fiscal 2013 and fiscal 2014 of $1 million from Datron Worldwide Communications, Inc. for TCC’s DSP 9000 radio encryption equipment.
  Delivered on $1.28 million of secure radio and telephone equipment and customized services, tools, and training orders received in fiscal 2013 and fiscal 2014 from a domestic prime contractor supporting a government customer in N. Africa.
  Delivered $1.79 million of additional products and services on a $3.6 million contract received in fiscal 2013 from the U.S. Army Communications and Electronics Command to upgrade the DSD 72A-SP bulk encryption system for the Government of Egypt.
  Delivered $800,000 of an order received in fiscal 2014 from a government in the Middle East for TCC’s Cipher X® 7211 IP encryption system with custom-developed capability to secure high-bandwidth satellite communications.
  Delivered on a $323,000 contract for TCC’s DLE 7050 link encryption system for deployment into a country in the Middle East. The Company received an additional contract in fiscal 2015 for the DLE 7050 of $432,000 for deployment into this country in the Middle East.

About Technical Communications Corporation

For over 50 years, TCC has specialized in superior-grade secure communications systems and customized solutions, supporting our CipherONE® best-in-class criteria, to protect highly sensitive voice, data and video transmitted over a wide range of networks. Government entities, military agencies and corporate enterprises in 115 countries have selected TCC's proven security to protect their communications. Learn more: www.tccsecure.com.

Statements made in this press release or as may otherwise be incorporated by reference herein constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include but are not limited to statements regarding anticipated operating results, future earnings, and the ability to achieve growth and profitability. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, including but not limited to the effect of foreign political unrest; domestic and foreign government policies and economic conditions; future changes in export laws or regulations; changes in technology; the ability to hire, retain and motivate technical, management and sales personnel; the risks associated with the technical feasibility and market acceptance of new products; changes in telecommunications protocols; the effects of changing costs, exchange rates and interest rates; and the Company's ability to secure adequate capital resources. Such risks, uncertainties and other factors could cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. For a more detailed discussion of the risks facing the Company, see the Company’s filings with the Securities and Exchange Commission, including its Quarterly Reports on Form 10-Q for the quarters ended June 28, 2014, March 29, 2014 and December 28, 2013, and its Annual Report on Form 10-K for the fiscal year ended September 28, 2013 and the “Risk Factors” section included therein.

Technical Communications Corporation
Condensed consolidated income statements

	Quarter Ended
	(Unaudited)
	09/27/2014	09/28/2013
Net sales	$1,559,000	$3,138,000
Gross profit	963,000	1,956,000
S, G & A expense	656,000	747,000
Product development costs	617,000	499,000
Operating( loss) profit	(309,000)	711,000
Income tax provision	-	270,000
Net (loss) income	(299,000)	446,000
Net (loss) income per share:
Basic	$(0.16)	$0.24
Diluted	$(0.16)	$0.24

Year Ended
(Unaudited)
	09/27/2014	09/28/2013
Net sales	$6,139,000	$6,250,000
Gross profit	4,105,000	4,140,000
S, G & A expense	2,980,000	2,956,000
Product development costs	2,729,000	2,729,000
Operating loss	(1,605,000)	(1,546,000)
Income tax provision (benefit)	990,000	(799,000)
Net loss	(2,565,000)	(714,000)
Net loss per share:
Basic	$(1.39)	$(0.39)
Diluted	$(1.39)	$(0.39)

Condensed consolidated balance sheets
	09/27/2014	09/28/2013
	(Unaudited)	(derived from audited financial statements)
Cash and marketable securities	$4,938,000	$4,581,000
Accounts receivable, net	403,000	1,376,000
Inventory	2,721,000	2,619,000
Deferred & refundable income taxes	-	1,618,000
Other current assets	210,000	225,000
Total current assets	8,272,000	10,419,000
Marketable securities	1,105,000	1,463,000
Property and equipment, net	432,000	469,000

Total assets	$9,809,000	$12,351,000

Accounts payable	173,000	262,000
Accrued expenses and other current liabilities	568,000	667,000
Total current liabilities	741,000	929,000
Total stockholders’ equity	9,068,000	11,422,000
Total liabilities and stockholders’ equity	$9,809,000	$12,351,000

CONTACT:
Technical Communications Corporation
Michael P. Malone, 978-287-5100
Chief Financial Officer
www.tccsecure.com